Exhibit 99.1

HireQuest Reports Financial Results for First Quarter 2023

Q1 2023 Royalty Revenue Grows 41.8% YoY to $9.3 million

Q1 2023 Net Income from Continuing Operations Increases 372.1% YoY to $2.3 million

GOOSE CREEK, South Carolina – May 11, 2023 – HireQuest, Inc. (Nasdaq: HQI), a national franchisor of direct dispatch, executive search, and commercial staffing services, today reported financial results for the first quarter ended March 31, 2023.

First Quarter 2023 Summary

●	Franchise royalties increased 41.8% to $9.3 million compared to $6.6 million in the prior year period.
●	Total revenue increased 40.0% to $9.9 million compared to $7.0 million in the prior year period.
●	Income from operations decreased 14.7% to $3.3 million compared to $3.9 million in the prior year period.
●	SG&A increased 120.1% to $5.8 million compared to $2.7 million in the prior year period, primarily related to expenses from the MRI acquisition.
●

Net income from continuing operations increased 372.1% to $2.3 million, or $0.17 per diluted share, compared to net income from continuing operations of $0.5 million, or $0.04 per diluted share in the prior year period.

●	Adjusted EBITDA of $4.6 million compared to $5.3 million in the prior year period.

System-wide sales for the first quarter of 2023 increased to $153.5 million compared to $101.0 million for the same period in 2022, primarily related to the MRI acquisition.

Rick Hermanns, HireQuest’s President and Chief Executive Officer, commented, “We achieved increases in total revenue, system-wide sales, and net income in the first quarter of 2023 driven by strong organic performance and the integration of strategic and accretive acquisitions. Last quarter, we announced the acquisition of MRINetwork (MRI), adding an additional franchise offering for executive search services with over 200 franchise offices in the U.S. and internationally. Over the past year, we have significantly expanded our franchise base and established a nationwide network to meet the essential staffing needs of a wide variety of customers. As we continue to drive organic growth and integrate acquisitions into our business, we expect to deliver consistently improving results throughout the balance of 2023.”

First Quarter 2023 Financial Results

Franchise royalties in the first quarter of 2023 were $9.3 million compared to $6.6 million in the prior-year period. Service revenue was $534,000 compared to $468,000 in the prior-year period. Total revenue in the first quarter of 2023 was $9.9 million compared to $7.0 million in the year-ago quarter, an increase of 40.0%. These increases are consistent with the increase in system-wide sales.

Selling, general and administrative (“SG&A”) expenses in the first quarter of 2023 were $5.8 million compared to $2.7 million for the first quarter of 2022. The increase in SG&A expenses were primarily related to an approximate $1.6 million increase in salaries and benefits from added headcount as a result of acquisitions. Additional factors that attributed to increased SG&A include costs of absorbing a competitor’s operations as well as costs related to the MRI acquisition including advertising and marketing costs of $135,000, IT expenses and license dues of $352,000, third party services related to contract staffing of $218,000 and other insurance and professional-related fees. Workers’ compensation expense was $798,000 higher during the period compared to the first quarter of 2022. Workers’ compensation in the first quarter of 2022 was positively impacted by approximately $365,000 of benefit recorded related to reserves assumed in a 2021 acquisition. Generally, workers’ compensation expense (benefit) will fluctuate quarter to quarter based on the mix of classifications, the level of payroll, recent claims’ resolutions and cumulative experience.

Depreciation and amortization in the first quarter of 2023 was approximately $697,000 compared to $499,000 for the in the first quarter of 2022. The increase of $198,000 was primarily due to additional amortization stemming from acquisitions.

Interest and other financing expense in the first quarter of 2023 was approximately $540,000 compared to $48,000 for the first quarter of 2022. Included in financing expense for the first quarter of 2023 is a $318,000 loss on debt extinguishment related to prior debt issuance costs from the Truist Revolving Credit and Term Loan Agreement which was replaced by the Revolving Credit Agreement with Bank of America. In addition, the MRI acquisition in the fourth quarter of 2022, coupled with the working capital needs associated with growth and the inefficiencies of changing treasury service providers resulted in carrying a larger balance on our line of credit for most of the first quarter of 2023.

Income tax expense was approximately $547,000, a net effective tax rate of 19.1%, for the three months ended March 31, 2023. Income tax expense for the prior year period was $65,000, a net effective tax rate of 11.7%. The net effective tax rate is primarily driven by the federal Work Opportunity Tax Credit and windfall tax deductions related to stock-based compensation and overall limits on executive compensation.

Net income from continuing operations in the first quarter of 2023 increased 372.1% to $2.3 million, or $0.17 per diluted share, compared to net income from continuing operations of $491,000, or $0.04 per diluted share, in the first quarter last year.

Adjusted EBITDA for the first quarter of 2023 was $4.6 million compared to $5.3 million in the first quarter last year.

Balance Sheet and Capital Structure

Cash was $8.2 million as of March 31, 2023, compared to $3.0 million as of December 31, 2022. Total assets were $110.6 million as of March 31, 2023. Total liabilities were $50.1 million.

Working capital as of March 31, 2023, was $16.4 million compared to $15.2 million as of December 31, 2022.

At March 31, 2023, assuming continued covenant compliance, availability under the line of credit was approximately $19.1 million based on eligible collateral, less letter of credit reserves, bank product reserves, and current advances.

On March 15, 2023, the company paid a quarterly cash dividend of $0.06 per share of common stock to shareholders of record as of March 1, 2023. The Company intends to pay a $0.06 cash dividend on a quarterly basis, but the declaration of any dividend and the exact amount each quarter will be based on its business results and financial position, and is subject to board of director discretion.

Conference Call

HireQuest will hold a conference call to discuss its financial results.

Date:                                         Thursday, May 11, 2023

Time:                                        4:30 p.m. Eastern time

Toll-free dial-in number:          877-545-0523

International dial-in number:   973-528-0016

Entry Code:                              266860

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast live and available for replay at https://www.webcaster4.com/Webcast/Page/2359/48294 and via the investor relations section of HireQuest’s website at www.hirequest.com.

A replay of the conference call will be available through May 25, 2023.

Toll Free: 877-481-4010

International: 919-882-2331

Replay Passcode: 48294

About HireQuest

HireQuest, Inc. is a nationwide franchisor of direct dispatch, executive search, and commercial staffing solutions for HireQuest Direct, HireQuest, Snelling, HireQuest Health, DriverQuest, TradeCorp, MRI, SearchPath Global, and Northbound Executive Search franchised offices across the United States. Through its national network of over 400 franchisee-owned offices across the United States, HireQuest provides employment for approximately 81,000 individuals annually that work for thousands of customers in numerous industries including construction, light industrial, manufacturing, hospitality, clerical, medical, travel, financial services, and event services. For more information, visit www.hirequest.com

Important Cautions Regarding Forward-Looking Statements

This news release includes, and the company’s officers and other representatives may sometimes make or provide certain estimates and other forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act, including, among others, statements with respect to future economic conditions, future revenue or sales and the growth thereof; operating results; anticipated benefits of acquisitions, or the status of integration of those entities; the declaration, or not, of future dividends; and other similar statements. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods.

While the company believes these statements are accurate, forward-looking statements are not historical facts and are inherently uncertain. They are based only on the company’s current beliefs, expectations, and assumptions regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. The company cannot assure you that these expectations will occur, and its actual results may be significantly different. Therefore, you should not place undue reliance on these forward-looking statements. Important factors that may cause actual results to differ materially from those contemplated in any forward-looking statements made by the company include the following: the level of demand and financial performance of the temporary staffing industry; the financial performance of the company’s franchisees; changes in customer demand; the effects of any global pandemic including the impact of COVID-19; economic uncertainty caused by macroeconomic trends including potential inflation or a recessionary environment; uncertainty in the supply chain or economy caused by Russia’s invasion of Ukraine; the relative success or failure of acquisitions and new franchised offerings; the extent to which the company is successful in gaining new long-term relationships with customers or retaining existing ones, and the level of service failures that could lead customers to use competitors’ services; significant investigative or legal proceedings including, without limitation, those brought about by the existing regulatory environment or changes in the regulations governing the temporary staffing industry and those arising from the action or inaction of the company’s franchisees and temporary employees; strategic actions, including acquisitions and dispositions and the company’s success in integrating acquired businesses including, without limitation, successful integration following any of our various acquisitions; disruptions to the company’s technology network including computer systems and software; natural events such as severe weather, fires, floods, and earthquakes, or man-made or other disruptions of the company’s operating systems; and the factors discussed in the “Risk Factors” section and elsewhere in the company’s most recent Annual Report on Form 10-K and the quarterly reports on Form 10-Q filed thereafter.

Any forward-looking statement made by the company or its management in this news release is based only on information currently available to the company and speaks only as of the date on which it is made. The company and its management disclaim any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time, based on the occurrence of future events, the receipt of new information, or otherwise, except as required by law.

Company Contact:

HireQuest, Inc.

David Hartley, Vice President of Corporate Development

(800) 835-6755

Email: cdhartley@hirequest.com

Investor Relations Contact:

IMS Investor Relations

John Nesbett/Jennifer Belodeau

(203) 972-9200

Email: hirequest@imsinvestorrelations.com

- Tables Follow -

HireQuest, Inc.

Consolidated Balance Sheets

(in thousands, except par value data)	March 31, 2023	December 31, 2022
ASSETS	(unaudited)
Current assets
Cash	$8,207	$3,049
Accounts receivable, net of allowance for doubtful accounts	48,118	45,728
Notes receivable	967	817
Prepaid expenses, deposits, and other assets	1,426	1,833
Prepaid workers' compensation	916	503
Total current assets	59,634	51,930
Property and equipment, net	4,388	4,353
Workers’ compensation claim payment deposit	1,469	1,231
Franchise agreements, net	22,718	23,144
Other intangible assets, net	10,543	10,690
Goodwill	5,870	5,870
Other assets	162	325
Notes receivable, net of current portion and reserve	4,363	2,675
Intangible asset held for sale - discontinued operations	1,405	3,065
Total assets	$110,552	$103,283
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$207	$448
Line of credit	21,214	12,543
Term loans payable	498	704
Other current liabilities	4,169	3,408
Accrued payroll, benefits, and payroll taxes	4,276	5,602
Due to franchisees	10,372	9,846
Risk management incentive program liability	1,116	877
Workers' compensation claims liability	3,041	3,352
Total current liabilities	44,893	36,780
Term loan payable, net of current portion	519	3,291
Deferred tax liability	195	60
Workers' compensation claims liability, net of current portion	2,173	2,573
Franchisee deposits	2,359	2,325
Total liabilities	50,139	45,029
Commitments and contingencies (Note 8)
Stockholders' equity
Preferred stock - $0.001 par value, 1,000 shares authorized; none issued	-	-
Common stock - $0.001 par value, 30,000 shares authorized; 13,927 and 13,918 shares issued, respectively	14	14
Additional paid-in capital	33,206	32,844
Treasury stock, at cost - 40 shares	(146)	(146)
Retained earnings	27,339	25,542
Total stockholders' equity	60,413	58,254
Total liabilities and stockholders' equity	$110,552	$103,283

HireQuest, Inc.

Consolidated Statement of Income

	Three months ended
(in thousands, except per share data)	March 31, 2023	March 31, 2022
Franchise royalties	$9,323	$6,575
Service revenue	534	468
Total revenue	9,857	7,043
Selling, general and administrative expenses	5,844	2,655
Depreciation and amortization	697	499
Income from operations	3,316	3,889
Other miscellaneous income (expense)	43	(3,379)
Interest income	46	94
Interest and other financing expense	(540)	(48)
Net income before income taxes	2,865	556
Provision for income taxes	547	65
Net income from continuing operations	2,318	491
Income from discontinued operations, net of tax	312	112
Net income	$2,630	$603

Basic earnings per share
Continuing operations	$0.17	$0.04
Discontinued operations	0.02	-
Total	$0.19	$0.04

Diluted earnings per share
Continuing operations	$0.17	$0.04
Discontinued operations	0.02	-
Total	$0.19	$0.04

Weighted average shares outstanding
Basic	13,707	13,526
Diluted	13,782	13,659

HireQuest, Inc.

Reconciliation of Net Income to Adjusted EBITDA

(unaudited)

	Three months ended
	March 31, 2023	March 31, 2022
Net income	$2,630	$603
Interest expense	540	48
Provision for income taxes	547	65
Depreciation and amortization	697	499
WOTC related costs	145	132
EBITDA	4,559	1,347
Non-cash compensation	362	246
Acquisition related charges, net	(340)	3,681
Adjusted EBITDA	$4,581	$5,274